Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned director of American Healthcare REIT, Inc., hereby constitute and appoint each of Danny Prosky and Brian S. Peay, or any of them, each acting alone, my true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned, have executed this Power of Attorney as of this 14th day of July, 2023.

Signature	Title	Date

/s/ Marvin R. O’Quinn	Director	July 14, 2023
Marvin R. O’Quinn

/s/ Valerie Richardson	Director	July 14, 2023
Valerie Richardson